Exhibit 99.B

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan  (651) 293-2809

ZILLMER ELECTED TO ECOLAB BOARD

Current directors Biller, Grundhofer and Rorsted re-elected

PricewaterhouseCoopers reappointed as auditors

ST. PAUL, Minn., May 12, 2006:  Ecolab Inc. shareholders today elected John J. Zillmer to its Board of Directors.

Mr. Zillmer is Chairman of the Board and Chief Executive Officer of Allied Waste Industries, Inc., a solid waste management company. Prior to joining Allied Waste, Mr. Zillmer spent thirty years in the managed services industry, most recently as Executive Vice President of ARAMARK Corporation, a provider of food, uniform and support services.

Commenting on the addition, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We are very pleased to add John to Ecolab’s board, and we look forward to his counsel. We have aggressive growth plans and John’s long experience in our industry will be very helpful.”

Current Ecolab directors Leslie S. Biller, Jerry A. Grundhofer and Kasper Rorsted were re-elected at the Annual Meeting to a three-year term ending in 2009.

In other action, shareholders also ratified the appointment of PricewaterhouseCoopers LLP as Ecolab’s independent registered public accounting firm for 2006.

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, healthcare and industrial markets. Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

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